Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX REPORTS FIRST QUARTER OPERATING RESULTS

IRVINE, CA (May 15, 2009) — Cortex Pharmaceuticals, Inc. (NYSE Amex (COR)) reported a net loss of $3,168,000, or $0.07 per share for the quarter ended March 31, 2009 compared with a net loss of $4,371,000, or $0.09 per share for the corresponding prior year period.

The loss for the 2009 quarterly period included one-time charges for the reduction in force that occurred in mid-March. Non-cash stock-based compensation charges included in net losses for both periods amounted to approximately $153,000 and $408,000 for the quarters ended March 31, 2009 and 2008, respectively.

Operating results also reflect preclinical development expenses incurred in the prior year period for AMPAKINE® CX1739. During the quarter ended March 31, 2009, Cortex completed Phase I clinical testing of the compound in the U.K. CX1739 was well tolerated and exhibited linear exposure with increasing doses. Cortex has subsequently initiated a small, proof-of-concept clinical study with CX1739 in the U.K. in patients with moderate-to-severe sleep apnea and anticipates receiving related top-line results around mid-2009.

During 2008, Cortex announced results from two pilot studies completed with an oral formulation of AMPAKINE CX717, which demonstrated that CX717 prevented the onset of respiratory depression in humans without interfering with the pain-relieving properties of the opiate.

As stated above, during the quarter ended March 31, 2009, Cortex implemented a reduction of approximately 50% of its personnel. At the same time, the company decreased the salaries for its executive officers. As a result of these actions, Cortex decreased its spending requirements to better align its resources with its clinical development programs for i.v. CX717 and oral CX1739.

Shortly after the reported period, in April 2009, Cortex completed a registered direct offering to a single investor for gross proceeds of approximately $1,500,000. Net proceeds from the offering were approximately $1,250,000.

Cortex continues its on-going discussions related to other strategic alternatives, including licensing, partnering and M&A opportunities. There can be no assurance that a transaction will be finalized from these discussions.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and brain-mediated breathing disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company may not generate sufficient cash from operations and from external financing to continue as a going concern; that the Company may not be successful in securing any licensing, partnering or M&A arrangements; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Research, license and grant revenues	$—	$—
Operating expenses (A):
Research and development	2,115	3,421
General and administrative	1,068	1,138

Total operating expenses	3,183	4,559

Loss from operations	(3,183)	(4,559)
Interest income, net	15	188

Net loss	$(3,168)	$(4,371)

Net loss per share, basic and diluted	$(0.07)	$(0.09)

Shares used in computing per share amounts Basic and diluted	47,615	47,542
(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$84	$271
General and administrative	69	137

	$153	$408

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	March 31, 2009 (Unaudited)	December 31, 2008
Assets:
Cash and cash equivalents	$1,622	$1,431
Marketable securities	215	2,710
Other current assets	230	155

	2,067	4,296
Furniture, equipment and leasehold improvements, net	757	809
Other	47	47

Total assets	$2,871	$5,152

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$2,485	$1,755
Stockholders’ equity	386	3,397

Total liabilities and stockholders’ equity	$2,871	$5,152

MORE INFORMATION AT WWW.CORTEXPHARM.COM

#    #    #    #    #